Exhibit 10.2

UK form

HOMEAWAY, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Unless otherwise defined herein, the terms defined in the HomeAway, Inc. 2011 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Agreement, including the Notice of Restricted Stock Grant (the “Notice of Grant”) and Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, including any appendices thereto (together, the “Agreement”).

NOTICE OF RESTRICTED STOCK GRANT

Participant Name:

Address:

Participant has been granted the right to receive an Award of Restricted Stock, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Total Number of Shares Granted

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following schedule:

Twenty-five percent (25%) of the Shares of Restricted Stock will vest on the one (1) year anniversary of the Vesting Commencement Date, and twenty-five percent (25%) of the Shares of Restricted Stock will vest each year thereafter on the same day as the Vesting Commencement Date, subject to Participant continuing to be a Service Provider through each such date.

By Participant’s signature and the signature of the representative of HomeAway, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	HOMEAWAY, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT

1. Grant of Restricted Stock. The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”) under the Plan for past services and as a separate incentive in connection with his or her services and not in lieu of any salary or other compensation for his or her services, an Award of Shares of Restricted Stock, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

2. Escrow of Shares.

(a) All Shares of Restricted Stock will, upon execution of this Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.

(b) The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.

(c) Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.

(d) The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.

(e) Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.

(f) In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

(g) The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Agreement.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Shares of Restricted Stock awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.

5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, the balance of the Shares of Restricted Stock that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder. Participant will not be entitled to a refund of the price paid for the Shares of Restricted Stock, if any, returned to the Company pursuant to this Section 5. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 2, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll and other taxes which the Company determines must be withheld with respect to such Shares. Prior to vesting of the Restricted Stock, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Participant’s employer (the “Employer”) to satisfy all withholding and payment obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable tax withholding obligations legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Sections 3 or 4 or tax withholding obligations related to the applicable Shares otherwise are due, Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Agent. Except as provided in Section 2(f), after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY OR OTHER AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET

FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY OR OTHER AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at HomeAway, Inc., 1011 W. 5th Street, Suite 300, Austin, Texas, 78703, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares of Restricted Stock subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Release from Escrow. The Company will not be required to issue any certificate or certificates for Shares hereunder or release such Shares from the escrow established pursuant to Section 2 prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body or the securities exchange on which the Shares are then registered, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.

14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

15. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock.

21. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22. Governing Law. This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of Texas. For purposes of litigating any dispute that arises under this Award of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, New Jersey, or the federal courts for the United States for the Western District of Texas, and no other courts, where this Award is made and/or to be performed.

23. Independent Advice. By accepting this Award, the Participant acknowledges that he or she understands and agrees that it is his or her obligation to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan and receipt of this Award before taking any action with respect to the Award or this Plan, including disposing of any Shares. The Company is not providing any individual tax, legal or financial advice to Participants in connection with the Plan, nor is the Company making any recommendations to any Participant relating to participation in the Plan or acquisition or sale of Shares.

24. No Right to Damages. By accepting this Award, the Participant acknowledges that he or she has no right to bring a claim or to receive damages if all or any portion of the Award is cancelled, expires or forfeited. The loss of any potential profit in the Award will not constitute an element of damages in the event of the termination of Participant’s status as a Service Provider for any reason, even if the termination is in violation of an obligation of the Company, Subsidiary, Parent or other affiliate of the Company to the Participant.

25. Awards granted to Non-U.S. Residents Subject to Appendix B. If Participant is a Service Provider residing outside of the U.S., by signing below, Participant acknowledges and agrees that this Award is also subject to the Further Terms and Conditions of the Restricted Stock Grant, attached hereto as Exhibit B, which also are made a part of this Agreement.

UK form

EXHIBIT B

FURTHER TERMS AND CONDITIONS OF PERFORMANCE RESTRICTED STOCK UNIT GRANT APPLICABLE TO NON-U.S. RESIDENTS

Any Participant who is not a U.S. resident on the Date of Grant, by acceptance of the Award, agrees to be subject to the additional terms and conditions set forth below. All initially capitalized terms used herein and not otherwise defined shall have the meaning assigned such terms in the Award Agreement, of which this Exhibit B forms a part, or the Plan, as applicable.

1.	Data Privacy. The Participant explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement by and among the Company, and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. Further:

a.	The Participant acknowledges and agrees that he or she understands that the Company, its Parent, any Subsidiary or other affiliate of the Company holds certain personal information about the Participant, including, but not limited to, his or her name, home address, personal telephone number, date of birth, social insurance or other identification number, salary, immigration status, nationality, job title, any securities, shares or directorships held in the Company (or its Parents, Subsidiaries or other affiliates), details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

b.	The Participant acknowledges and agrees that he or she understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan; that these recipients may be located in the Participant’s home country, in the U.S. or elsewhere, and that such country may have different data privacy laws and protections from Participant’s home country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his/her local human resources representative. The Participant authorizes the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his/her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired in connection with the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing his/her consent may affect his/her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant acknowledges that he or she may contact his or her local human resources representative.

c.	The Participant acknowledges that the Company has engaged [IDENTIFY WHERE KNOWN] to perform [BROKERAGE SERVICES/VALUATIONS, ETC.] that pertain to the Plan and may engage other plan administrators (collectively, the “Third Parties”) as third parties to assist in implementation, administration and management of the Plan. The Participant expressly authorizes the Third Parties, together with their successors and assigns, to receive, possess, use and transfer the Data as contemplated hereby. The Participant acknowledges and agrees that, from time-to-time the Company may replace the Third Parties with alternative service providers, and may add other third parties as service providers in connection with the Plan, and the Participant expressly authorizes and agrees that any such parties are also authorized to receive, possess, use and transfer the Data as contemplated hereby.

2.	Currency Exchange Control Risk. The Participant acknowledges and agrees that he or she shall bear any and all risk associated with the exchange or fluctuation of currency associated the Shares (the “Currency Exchange Risk”). The Participant waives and releases the Company, its Parents, Subsidiaries and any other affiliates from any potential claims arising out of the Currency Exchange Risk.

3.	Exchange Control Requirements. The Participant acknowledges and agrees that he or she shall comply with any and all exchange control requirements applicable to the sale of Shares and any resulting funds including, without limitation, reporting or repatriation requirements.

4.	Legal Compliance. The Participant acknowledges and agrees that none of the Company, its Parents, Subsidiaries or any other affiliate is and shall not be responsible for the Participant’s legal compliance requirements relating to the Award and the subsequent ownership and possible sale of the Shares, including, but not limited to, tax reporting, the exchange of local currency into or from U.S. dollars, the transfer of funds to or from the U.S., and the opening an using of a U.S. brokerage account.

5.	Acknowledgements. In accepting the Award, the Participant acknowledges that:

a.	The Plan was voluntarily established by the Company, is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

b.	The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of any award under the Plan, or benefits in lieu of such awards, even if awards of equity have been repeatedly granted in the past;

c.	All decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

d.	The Participant has voluntarily elected to participate in the Plan;

e.	The Award (i) is extraordinary compensation, (ii) does not constitute compensation of any kind for service of any kind rendered to the Company, its Parents, Subsidiaries or any other affiliate, and (iii) is outside the scope of the Participant’s employment or service contract, if any. The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance payments, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Participant’s employer, the Company or any subsidiary or affiliate of the Company. This applies to any payment, even in those jurisdictions requiring such payments upon termination of employment;

f.	Any notice period under applicable law or regulation with respect to termination of employment or any other applicable service relationship shall not be treated as employment or service for the purpose of determining the vesting of the Award, except as otherwise agreed in writing by the Company. The Participant’s right to receive Shares in settlement of the Award after Termination of Service, if any, will be measured by the date of termination of service and will not be extended by any notice period mandated under applicable law or regulation. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Participant’s service has terminated and the effective date of such termination;

g.	The Award is not part of any employment relationship. In the event that the Participant is not an employee of the Company, the grant of the Award will not be interpreted to form an employment contract or relationship with the Company. Furthermore the grant of the Award will not be interpreted to form an employment contract with his or her employer or any Subsidiary or affiliate of the Company;

h.	The future value of the underlying Shares is unknown and cannot be predicted with certainty and the value of those shares may increase or decrease over time;

i.	In consideration of the Option, no claim or entitlement to compensation or damages shall arise from termination, cancellation or forfeiture of all or any portion of the Award or diminution in value of the Shares acquired in connection with the Award resulting from termination of the Participant’s service by the Company, its Parent, Subsidiary or other affiliate. The Participant irrevocably releases the Company, its Parents, Subsidiaries and other affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then by signing the Award Agreement, the Participant shall be deemed irrevocably to have waived any right to pursue such claim;

j.	The Participant’s eligibility to participate in the Plan ceases upon termination of service for any reason.